UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2013

Resource Capital Corp.

(Exact name of registrant as specified in its chapter)

Maryland	1-32733	20-2287134
(State or other jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification No.)

712 Fifth Avenue, 12th Floor New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-506-3899

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously reported, Resource Capital Corp. (the “Company”) and Resource Capital Manager, Inc. entered into an underwriting agreement dated October 15, 2013, with J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as joint book-running managers and representatives of the underwriters named therein (collectively, the “Underwriters”), with respect to the offer and sale of $100,000,000 aggregate principal amount (the “Firm Securities”) of the Company’s 6.00% Convertible Senior Notes due 2018 (the “Notes”) plus up to an additional $15,000,000 Notes (the “Option Securities”) to cover the Underwriters’ over-allotment option. The sale of the Firm Securities was completed on October 21, 2013, resulting in net proceeds to the Company, after underwriting discounts, commissions and estimated expenses, of approximately $96.6 million. On October 25, 2013, the Underwriters exercised their over-allotment option in full. The sale of the Option Securities was completed on October 30, 2013, resulting in additional net proceeds to the Company, after underwriting discounts, commissions and expenses, of approximately $14.5 million.

Exhibits 5.1 and 23.1 with respect to the issuance of the Option Securities, which are attached to this Current Report on Form 8-K, are incorporated by reference in their entirety into the Company’s shelf registration statement on Form S-3 (Registration No. 333-187390).

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are included with this report:

Exhibit No.	Exhibit Description

5.1	Opinion of Foley & Lardner LLP

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resource Capital Corp.

Date: November 4, 2013		/s/ David J. Bryant
	Name:	David J. Bryant
	Title:	Senior Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer